Exhibit 99.3

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

OF

CLEARTHINK 1 ACQUISITION CORP.

The responsibilities and powers of this Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of ClearThink 1 Acquisition Corp. (the “Company”) are set forth in this charter. Whenever the Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I. Purpose. As set forth herein, the Committee shall, among other things, discharge the responsibilities of the Board relating to the appropriate size, functioning and needs of the Board including, but not limited to, identification, recommendation, recruitment and retention of high quality Board members and committee composition and structure.

II. Membership. The Committee shall consist of at least two independent directors, as determined from time to time by the Board. Each member shall be “independent” in accordance with the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”).

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

III. Meetings and Committee Action. The Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings of the Committee shall be called by the chairperson of the Committee upon such notice as is provided for in the Company’s memorandum and articles of association (as amended from time to time) with respect to meetings of the Board. A majority of the members present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee shall report its minutes from each meeting to the Board.

The chairperson of the Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. At each meeting, the chairperson shall appoint as Secretary a person who may, but need not, be a member of the Committee. A certificate of the Secretary of the Committee or minutes of a meeting of the Committee executed by the Secretary setting forth the names of the members of the Committee present at the meeting or actions taken by the Committee at the meeting shall be sufficient evidence at all times as to the members of the Committee who were present, or such actions taken.

IV. Committee Authority and Responsibilities.

1. Developing the criteria and qualifications for membership on the Board, consistent with criteria approved by the Board.

2. Recruiting, reviewing, nominating and recommending candidates for election to the Board or to fill vacancies on the Board.

3. Reviewing candidates proposed by shareholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.

4. Establishing subcommittees for the purpose of evaluating special or unique matters.

5. Monitoring and making recommendations regarding committee functions, contributions and composition.

6. Evaluating, on an annual basis, the Board’s and management’s performance in the governance of the Company.

7. Evaluating, on an annual basis, the Committee’s performance and report to the Board on such performance.

8. Reviewing on a regular basis the Company’s overall corporate governance, and developing and making recommendations to the Board regarding corporate governance guidelines for the Company.

9. Retaining and terminating any advisors, including search firms to identify director candidates, compensation consultants as to director compensation and legal counsel, including sole authority to approve all such advisors’ or search firms’ fees and other retention terms, as the case may be.

V. Reporting. The Committee shall report to the Board periodically. The Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.